AMC NETWORKS INC. REPORTS THIRD QUARTER 2019 RESULTS

Financial Highlights:
•Net revenues increased 3.1% to $719 million
•Operating income increased 2.3% to $168 million; Adjusted Operating Income1 increased 3.9% to $219 million
•Diluted EPS increased 7.3% to $2.07; Adjusted EPS1 increased 8.4% to $2.33
•Cash Provided by Operating Activities of $400 million and Free Cash Flow1 of $318 million for the nine months ended September 30, 2019
•Reaffirms 2019 full-year outlook for total company revenue and adjusted operating income

Operational Highlights:
•The Company continued to make significant progress with its targeted SVOD services including Acorn TV surpassing 1 million subscribers and Shudder premiering original series Creepshow to record viewership. Reaffirms target of over 2 million subscribers by year-end 2019.
•The Company announced an agreement with Charter Communications to launch AMC Networks’ full suite of targeted SVOD services as well as AMC Premiere to Charter's Spectrum customers.
•The Company entered into an international sales agreement with Amazon Prime Video for the third series in The Walking Dead universe.

New York, NY - October 31, 2019: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the third quarter ended September 30, 2019.

President and Chief Executive Officer Josh Sapan said: “AMC Networks is well on its way to strategically transforming itself from a 'cable channels company' into a premier content company with a suite of focused and targeted video entertainment products that are delivered to viewers on an expanding array of platforms. The underlying strategic priorities fueling our transformation have been and continue to be creating and owning great content and valuable IP, expanding our targeted direct-to-consumer services, maximizing the long-term value of our traditional linear business and diversifying our revenue by developing new avenues of content monetization. Recent successes include our Acorn TV streaming service surpassing one million subscribers, an outsized presence at this year's Emmy Awards with a number of key wins and a recent agreement with Charter Communications to launch our full suite of focused streaming services - Acorn TV, Shudder, Sundance Now and UMC - and our commercial-free AMC Premiere offering on their Spectrum platform. We are optimizing the value and reach of our content in a variety of ways and executing on a plan that will enable us to thrive in a very dynamic and competitive environment.

Third quarter net revenues increased 3.1%, or $22 million, to $719 million over the third quarter of 2018. The increase in net revenues reflected a decrease of 0.2% at National Networks and an increase of 20.5% at International and Other. Operating income was $168 million, an increase of 2.3%, or $4 million, versus the prior year period. The operating income increase reflected a decrease of 3.0% at National Networks and a decrease of $5 million in operating loss at International and Other. Adjusted Operating Income2 was $219 million, an increase of 3.9%, or $8 million, versus the prior year period. The increase in adjusted operating income reflected a decrease of 1.0% at National Networks offset by an increase of $6 million at International and Other versus the prior year period. As discussed in the “Other Matters” section of the release, results include the impact of the acquisition of RLJ Entertainment (“RLJE”).

1.See page 5 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow.

For the nine months ended September 30, 2019, net revenues increased 3.5%, or $76 million, to $2.275 billion, operating income decreased 1.1%, or $6 million, to $584 million, and adjusted operating income increased 4.3%, or $31 million, to $744 million.

Third quarter net income was $117 million ($2.07 per diluted share), compared with $111 million ($1.93 per diluted share) in the prior year period. Third quarter Adjusted EPS2 was $132 million ($2.33 per diluted share), compared with $124 million ($2.15 per diluted share) in the prior year period. The increase in EPS and adjusted EPS was primarily related to the increase in adjusted operating income as well as a decrease in income tax expense partially offset by a decrease in miscellaneous, net.

Net income for the nine months ended September 30, 2019 was $389 million ($6.80 per diluted share), compared with $374 million ($6.31 per diluted share) in the prior year period. Adjusted EPS for the nine months ended September 30, 2019 was $433 million ($7.57 per diluted share), compared with $401 million ($6.76 per diluted share) in the prior year period.

For the nine months ended September 30, 2019, net cash provided by operating activities was $400 million, a decrease of $71 million versus the prior year period. The decrease was primarily the result of an increase in tax payments and working capital partially offset by an increase in adjusted operating income. Free Cash Flow2 for the nine months ended September 30, 2019 was $318 million, a decrease of $84 million versus the prior year period. The decrease primarily reflects the decrease in net cash provided by operating activities as well as an increase in capital expenditures and distributions to noncontrolling interests.

2. See page 5 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow.

Segment Results
(dollars in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Change	2019	2018	Change
Net Revenues:
National Networks	$558,992	$560,321	(0.2)%	$1,779,850	$1,820,638	(2.2)%
International and Other	182,839	151,772	20.5%	533,454	409,873	30.2%
Inter-segment eliminations	(23,234)	(15,218)	n/m	(38,187)	(31,428)	n/m
Total Net Revenues	$718,597	$696,875	3.1%	$2,275,117	$2,199,083	3.5%

Operating Income (Loss):
National Networks	$182,479	$188,107	(3.0)%	$648,180	$647,965	0.0%
International and Other	(11,501)	(16,749)	31.3%	(52,532)	(44,899)	(17.0)%
Inter-segment eliminations	(2,540)	(6,759)	n/m	(12,090)	(13,281)	n/m
Total Operating Income (Loss)	$168,438	$164,599	2.3%	$583,558	$589,785	(1.1)%

Adjusted Operating Income (Loss):
National Networks	$208,410	$210,417	(1.0)%	$721,569	$715,970	0.8%
International and Other	13,465	7,511	79.3%	35,237	10,761	227.5%
Inter-segment eliminations	(2,540)	(6,759)	n/m	(12,786)	(13,281)	n/m
Total Adjusted Operating Income	$219,335	$211,169	3.9%	$744,020	$713,450	4.3%

National Networks

National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business.

National Networks revenues for the third quarter 2019 were essentially flat at $559 million, operating income decreased 3.0% to $182 million, and adjusted operating income decreased 1.0% to $208 million, all compared to the prior year period.

National Networks revenues for the nine months ended September 30, 2019 decreased 2.2% to $1.780 billion, operating income was flat at $648 million, and adjusted operating income increased 0.8% to $722 million, all compared to the prior year period.

Third quarter revenues reflected a 1.1% increase in distribution revenues to $365 million. The increase in distribution revenues was attributable to an increase in content licensing revenues partially offset by a decrease in subscription revenues. Advertising revenues decreased 2.6% to $194 million. The decrease in advertising revenues primarily related to lower delivery as well as the timing and mix of original programming partially offset by higher pricing.

Third quarter operating income and adjusted operating income reflected a decrease in revenues and an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming expenses. Programming expenses reflected an increase due to the timing and mix of original programming partially offset by a $21 million benefit attributable to the utilization of certain investment tax credits. Programming expenses also included charges of $1 million in the current year period related to the write-off of programming assets, as compared to charges of $11 million in the prior year period. Operating income also reflected an increase in restructuring and other related charges partially offset by a decrease in share-based compensation expense.

International and Other

International and Other principally consists of AMC Networks International, the Company's international programming businesses; Global Direct-to-Consumer, the Company's subscription streaming services, Acorn TV, Shudder, Sundance Now and UMC (Urban Movie Channel); Levity Entertainment Group, the Company’s production services and comedy venues business; and IFC Films, the Company's independent film distribution business.

International and Other revenues for the third quarter of 2019 increased 20.5% to $183 million, operating loss decreased $5 million to a loss of $12 million, and adjusted operating income increased $6 million to $13 million, all compared to the prior year period.

International and Other revenues for the nine months ended September 30, 2019 increased 30.2% to $533 million, operating loss increased $8 million to a loss of $53 million, and adjusted operating income increased $24 million to $35 million, all compared to the prior year period.

Third quarter revenues primarily reflected $31 million related to the acquisition of RLJE.

Third quarter operating loss and adjusted operating income reflected the increase in revenues as well as an increase in operating expenses. The increase in operating expenses were primarily attributable to the acquisition of RLJE.

Other Matters

Stock Repurchase Program

As previously disclosed, the Company’s Board of Directors authorized a program to repurchase up to $1.5 billion of its outstanding shares of common stock. The Company will determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price, and other factors. The stock repurchase program has no pre-established closing date and may be suspended or discontinued at any time. During the third quarter, the Company repurchased approximately 231,000 shares for $12 million. As of October 25, 2019, the Company had $489 million available under its stock repurchase authorization.

RLJ Entertainment, Inc.

As previously disclosed, in October 2018, the Company acquired a controlling interest in RLJ Entertainment, Inc. (“RLJE”). During the third quarter, the Company recorded net revenues, operating loss and AOI of $31 million, $1 million and $3 million, respectively, related to RLJE. For the nine months ended September 30, 2019, the Company recorded net revenues, operating loss and AOI of $79 million, $6 million and $5 million, respectively, related to RLJE.

Adjusted Operating Income

As previously disclosed, in connection with the acquisition of RLJE, the Company acquired RLJE’s 64% interest in Agatha Christie Limited (“ACL”), which manages the intellectual property and publishing rights based on the author’s works. The Company records its interest in ACL under the equity method as a component of Miscellaneous, Net. As a result of the RLJE acquisition, the Company modified its definition of Adjusted Operating Income to include majority owned equity investees. For the third quarter, the Company recorded adjusted operating income of $1 million related to ACL. For the nine months ended September 30, 2019, the Company recorded adjusted operating income of $4 million related to ACL.

Please see the Company’s Form 10-Q for the period ended September 30, 2019 for further details regarding the above matters.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Income (Loss), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, impairment and related charges (including gains or losses on sales or dispositions of businesses), restructuring and other related charges, and the Company’s proportionate share of adjusted operating income (loss) from majority owned equity method investees. Because it is based upon operating income (loss), Adjusted Operating Income (Loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that Adjusted Operating Income (Loss) is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. Adjusted Operating Income (Loss) and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and Adjusted Operating Income (Loss) measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. Adjusted Operating Income (Loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted Operating Income (Loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of Adjusted Operating Income (Loss) to operating income (loss), please see page 8 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures and cash distributions to noncontrolling interests, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 9 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share excluding the following items: amortization of acquisition-related intangible assets; impairment and related charges (including gains or losses on sales or dispositions of businesses); non-cash impairments of goodwill, intangible and fixed assets; restructuring and other related charges; and gains and losses related to the extinguishment of debt; as well as the impact of taxes on the aforementioned items. The Company believes the most comparable GAAP financial measure is earnings per diluted share. The Company believes that Adjusted EPS is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although the Company’s measure of Adjusted EPS may not be directly comparable to similar measures reported by other companies. For a reconciliation of Adjusted EPS to earnings per diluted share, please see pages 10-11 of this release.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 8:30 a.m. ET to discuss its third quarter 2019 results. To listen to the call, visit http://www.amcnetworks.com or dial 877-347-9170, using the following passcode: 2959218.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two operating segments: (i) National Networks, which principally includes AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business; and (ii) International and Other, which principally includes AMC Networks International, the Company’s international programming business; Global Direct-to-Consumer, the Company's subscription streaming services, Acorn TV, Shudder, Sundance Now and UMC (Urban Movie Channel); Levity Entertainment Group, the Company’s production services and comedy venues business; and IFC Films, the Company's independent film distribution business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues, net	$718,597	$696,875	$2,275,117	$2,199,083
Operating expenses:
Technical and operating (excluding depreciation and amortization)	354,992	346,398	1,080,763	1,043,572
Selling, general and administrative	159,357	156,242	505,233	494,067
Depreciation and amortization	25,619	22,011	75,568	64,034
Impairment and related charges	—	4,486	—	4,486
Restructuring and other related charges	10,191	3,139	29,995	3,139
	550,159	532,276	1,691,559	1,609,298
Operating income	168,438	164,599	583,558	589,785
Other income (expense):
Interest expense	(39,621)	(38,137)	(118,982)	(115,607)
Interest income	4,626	5,102	13,571	15,453
Miscellaneous, net	(1,490)	28,762	(16,972)	30,989
	(36,485)	(4,273)	(122,383)	(69,165)
Income from operations before income taxes	131,953	160,326	461,175	520,620
Income tax expense	(8,727)	(43,666)	(53,807)	(133,092)
Net income including noncontrolling interests	123,226	116,660	407,368	387,528
Net income attributable to noncontrolling interests	(6,303)	(5,403)	(18,305)	(13,220)
Net income attributable to AMC Networks’ stockholders	$116,923	$111,257	$389,063	$374,308

Net income per share attributable to AMC Networks’ stockholders:
Basic	$2.09	$1.96	$6.91	$6.40
Diluted	$2.07	$1.93	$6.80	$6.31

Weighted average common shares:
Basic	55,847	56,875	56,339	58,519
Diluted	56,605	57,779	57,218	59,281

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30, 2019
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$182,479	$(11,501)	$(2,540)	$168,438
Share-based compensation expense	11,684	2,157	—	13,841
Depreciation and amortization	8,048	17,571		25,619
Restructuring and other related charges	6,199	3,992	—	10,191
Impairment and related charges	—	—	—	—
Majority owned equity investees	—	1,246	—	1,246
Adjusted operating income (loss)	$208,410	$13,465	$(2,540)	$219,335

	Three Months Ended September 30, 2018
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$188,107	$(16,749)	$(6,759)	$164,599
Share-based compensation expense	13,860	3,074	—	16,934
Depreciation and amortization	8,450	13,561		22,011
Restructuring and other related charges	—	3,139	—	3,139
Impairment and related charges	—	4,486		4,486
Majority owned equity investees	—	—	—	—
Adjusted operating income (loss)	$210,417	$7,511	$(6,759)	$211,169

	Nine Months Ended September 30, 2019
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$648,180	$(52,532)	$(12,090)	$583,558
Share-based compensation expense	41,774	8,691	—	50,465
Depreciation and amortization	24,839	50,729	—	75,568
Restructuring and other related charges	6,776	23,915	(696)	29,995
Impairment and related charges	—	—	—	—
Majority owned equity investees	—	4,434	—	4,434
Adjusted operating income (loss)	$721,569	$35,237	$(12,786)	$744,020

	Nine Months Ended September 30, 2018
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$647,965	$(44,899)	$(13,281)	$589,785
Share-based compensation expense	42,647	9,359	—	52,006
Depreciation and amortization	25,358	38,676	—	64,034
Restructuring and other related charges	—	3,139	—	3,139
Impairment and related charges	—	4,486	—	4,486
Majority owned equity investees	—	—	—	—
Adjusted operating income (loss)	$715,970	$10,761	$(13,281)	$713,450

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

Capitalization	September 30, 2019
Cash and cash equivalents	$773,386
Credit facility debt (a)	$740,625
Senior notes (a)	2,400,000
Other debt	1,000
Total debt	$3,141,625

Net debt	$2,368,239

Finance leases	22,075
Net debt and finance leases	$2,390,314

Twelve Months Ended September 30, 2019
Operating Income (GAAP)	$720,682
Share-based compensation expense	59,438
Depreciation and amortization	102,815
Restructuring and other related charges	72,703
Impairment and related charges	—
Majority owned equity investees	7,477
Adjusted Operating Income (Non-GAAP)	$963,115

Leverage ratio (b)	2.5 x

(a)Represents the aggregate principal amount of the debt.
(b)Represents net debt and finance leases divided by Adjusted Operating Income for the twelve months ended September 30, 2019. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned.

Free Cash Flow	Nine Months Ended September 30,
	2019	2018
Net cash provided by operating activities	$400,397	$471,812
Less: capital expenditures	(69,096)	(60,774)
Less: distributions to noncontrolling interests	(13,545)	(9,333)
Free cash flow	$317,756	$401,705

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands, except per share amounts)
(Unaudited)

Adjusted Earnings Per Diluted Share
	Three Months Ended September 30, 2019
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$131,953	$(8,727)	$(6,303)	$116,923	$2.07
Adjustments:
Amortization of acquisition-related intangible assets	11,943	(1,877)	(3,027)	7,039	0.12
Restructuring and other related charges	10,191	(2,318)	(18)	7,855	0.14
Impairment and related charges	—	—	—	—	—
Adjusted Results (Non-GAAP)	$154,087	$(12,922)	$(9,348)	$131,817	$2.33

	Three Months Ended September 30, 2018
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$160,326	$(43,666)	$(5,403)	$111,257	$1.93
Adjustments:
Amortization of acquisition-related intangible assets	10,005	(1,877)	(1,175)	6,953	0.12
Restructuring and other related charges	3,139	(684)	—	2,455	0.04
Impairment and related charges	4,486	(852)	—	3,634	0.06
Adjusted Results (Non-GAAP)	$177,956	$(47,079)	$(6,578)	$124,299	$2.15

Adjusted Earnings Per Diluted Share
	Nine Months Ended September 30, 2019
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$461,175	$(53,807)	$(18,305)	$389,063	$6.80
Adjustments:
Amortization of acquisition-related intangible assets	34,235	(5,721)	(7,561)	20,953	0.37
Restructuring and other related charges	29,995	(6,619)	(114)	23,262	0.41
Impairment and related charges	—	—	—	—	—
Adjusted Results (Non-GAAP)	$525,405	$(66,147)	$(25,980)	$433,278	$7.57

	Nine Months Ended September 30, 2018
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$520,620	$(133,092)	$(13,220)	$374,308	$6.31
Adjustments:
Amortization of acquisition-related intangible assets	29,058	(5,467)	(3,420)	20,171	0.34
Restructuring and other related charges	3,139	(684)	—	2,455	0.04
Impairment and related charges	4,486	(852)	—	3,634	0.06
Adjusted Results (Non-GAAP)	$557,303	$(140,095)	$(16,640)	$400,568	$6.76